Exhibit 10.3

PREMIERE GLOBAL SERVICES, INC.
FIRST AMENDMENT TO
AMENDED AND RESTATED EMPLOYMENT AGREEMENT

     This First Amendment to the Amended and Restated Employment Agreement (the “First Amendment”) is made and entered into by and between PREMIERE GLOBAL SERVICES, INC., a Georgia corporation (the “Company”), and DAVID M. GUTHRIE (the “Employee”), dated as of December 23, 2008.

BACKGROUND STATEMENT

     WHEREAS, the Company and the Employee entered into that certain Amended and Restated Employment Agreement on May 19, 2008 (the “Original Agreement”); and

     WHEREAS, the Compensation Committee of the Board of Directors of the Company and the Employee have determined that it is in their best interests to amend the Original Agreement as set forth herein to include special provisions intended to ensure compliance with Internal Revenue Code Section 409A relating to deferred compensation.

     NOW, THERERFORE, in consideration of and reliance upon the foregoing and other good and valuable consideration, the adequacy and sufficiency of which are hereby acknowledged, the Company and the Employee hereby amend the Original Agreement as follows:

     1. The following sentences shall be added to the end of Section 2.2 of the Original Agreement:

     “First, second and third quarter cash bonuses, if any, will be paid within forty-five (45) days following the end of the relevant quarter. Fourth quarter and annual cash bonuses, if any, will be paid in the calendar year following the year in which the bonus was earned, but no later than March 15 of such following year.”

     2. Section 4.2(c) of the Original Agreement is hereby deleted in its entirety and replaced with the following:

     “(c) Upon any non-renewal of the term of this Agreement by the Company pursuant to Section 3 hereof, in contemplation of, or within twenty-four (24) months after, a Change in Control (as defined below), the Employee’s employment with the Company shall be terminated as of the expiration of the then-current term of this Agreement, and such termination shall be deemed to constitute a termination by the Company without Cause.”

     3. Section 4.2(d) of the Original Agreement is hereby deleted in its entirety and replaced with the following:

     “(d) If the Employee’s employment with the Company under this Agreement is terminated (i) by the Company without Cause either before or after a Change in Control or (ii) by the Employee with Good Reason within twenty-four (24) months after a Change in Control, the Employee will be entitled to receive: (A) an amount equal to his annual base salary through the date of termination (the “Termination Date”) to the extent not theretofore paid, payable in a lump sum within thirty (30) days following the

Termination Date; (B) a pro rata portion of any quarterly bonus earned by the Employee with respect to the calendar quarter in which the Termination Date occurs, based on actual performance under applicable financial metrics as of the end of such calendar quarter, and payable on or about the same date that bonuses for such calendar quarter are paid to other executive officers of the Company (in accordance with Section 2.2 herein); (C) a severance payment equal, in the aggregate, to two hundred percent (200%) of the Employee’s annual base salary in effect on the Termination Date; and (D) an amount equal to the cost of the Employee’s COBRA coverage for eighteen (18) months, determined as of the Termination Date.

     As a condition to the payment of the severance amounts provided in clauses (C) and (D), the Employee will sign a release and waiver of claims in substantially the form set forth in Exhibit A hereto (the “Release”). The Release must be signed and returned to the Company within the period of time designated by the Company (not less than seven (7) and not more than sixty (60) days following the Employee’s receipt of such Release), and any revocation period required by law or applicable regulation with respect to the release and waiver of claims contained in the Release must expire without the Employee’s revoking or causing it to be revoked. The severance amounts in clauses (C) and (D) will be payable in cash in a lump sum within seventy-five (75) days following the Termination Date (the actual date during such period to be determined by the Company in its sole discretion). Notwithstanding the foregoing, if Employee is a Specified Employee (as defined in Section 8 herein) on the Termination Date, the severance amounts in clauses (C) and (D) will be payable in cash in a lump sum upon the earlier of (a) a date no later than thirty (30) days after the Employee’s death, or (b) the first day of the seventh (7th) month following the Employee’s “separation from service” as defined in Section 409A of the Internal Revenue Code of 1986 (the “Code” ) and applicable regulations, without giving effect to any elective provisions that may be available under such definition.”

     4. The following shall be added to the last sentence of Section 4.4 of the Original Agreement:

     “payable within thirty (30) days following the Termination Date.”

     5. Section 8 of the Original Agreement is hereby deleted in its entirety and replaced with the following:

     “Section 8. Section 409A Compliance.

     (a) This Agreement shall be interpreted and administered in a manner so that any amount or benefit payable hereunder shall be paid or provided in a manner that is either exempt from or compliant with the requirements Section 409A of the Code and applicable Internal Revenue Service guidance and Treasury Regulations issued thereunder (and any applicable transition relief under Section 409A of the Code). Nevertheless, the tax treatment of the benefits provided under the Agreement is not warranted or guaranteed. Neither the Company nor its directors, officers, employees or advisers shall be held liable for any taxes, interest, penalties or other monetary amounts owed by Executive as a result of the application of Section 409A of the Code.

     (b) Notwithstanding anything in this Agreement to the contrary, the severance payments under subsections 4.2(d), and any other amount or benefit that would constitute non-exempt “deferred compensation” for purposes of Section 409A of the Code and that would otherwise be payable or distributable hereunder by reason of the Employee’s termination of employment, will not be payable or distributable to the Employee by reason of such circumstance unless the circumstances giving rise to such termination of employment meet any description or definition of “separation from service” in Section 409A of the Code and applicable regulations (without giving effect to any elective provisions that may be available under such definition). This provision does not prohibit the vesting or the determination of the amounts owed to him due to such termination. If this provision prevents the payment or distribution of any amount or benefit, such payment or distribution shall be made on the date, if any, on which an event occurs that constitutes a Section 409A-compliant “separation from service,” or such later date as may be required by subsection (c) below.

     (c) Notwithstanding anything in this Agreement to the contrary, if any amount or benefit that would constitute non-exempt “deferred compensation” for purposes of Section 409A of the Code would otherwise be payable or distributable under this Agreement by reason of the Employee’s separation from service during a period in which the Employee is a Specified Employee (as defined below), then, subject to any permissible acceleration of payment by the Company under Treas. Reg. Section 1.409A -3(j)(4)(ii) (domestic relations order), (j)(4)(iii) (conflicts of interest), or (j)(4)(vi) (payment of employment taxes), the Employee’s right to receive payment or distribution of such non-exempt deferred compensation will be delayed until the earlier of (i) a date no later than thirty (30) days after the Employee’s death, or (ii) the first day of the seventh (7th) month following the Employee’s separation from service.

     For purposes of this Agreement, the term “Specified Employee” has the meaning given such term in Code Section 409A and the final regulations thereunder (“Final 409A Regulations”), provided, however, that, as permitted in the Final 409A Regulations, the Company’s Specified Employees and its application of the six-month delay rule of Code Section 409A(a)(2)(B)(i) shall be determined in accordance with rules adopted by the Board of Directors or a committee thereof, which shall be applied consistently with respect to all nonqualified deferred compensation arrangements of the Company, including this Agreement.

     (d) All reimbursements and in-kind benefits provided under this Agreement, including those provided under Sections 2.3 and 2.4, that are includible in Employee’s federal gross taxable income shall be made or provided in accordance with the requirements of Section 409A of the Code, including the requirement that (i) any reimbursement is for expenses incurred during Employee’s lifetime (or during a shorter period of time specified in this Agreement), (ii) the amount of expenses eligible for reimbursement or in-kind benefit provided during a calendar year may not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year, (iii) the reimbursement of an eligible expense will be made on or before the last day of the calendar year following the year in which the expense was incurred, and (iv) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.”

     6. The following sentence shall be added to the end of Section 17 of the Original Agreement:

     “If the Employee is awarded the right to recover attorneys’ fees and other expenses under this Section 17, the reimbursement of an eligible expense shall be made within ten (10) business days after delivery of the Employee’s respective written requests for payment accompanied with such evidence of attorneys’ fees and other expenses incurred as the Company reasonably may require, but in no event later than March 15 of the year following the year in which such rights are established.”

     7. Except as otherwise provided herein, the terms and conditions of the Original Agreement shall remain in full force and effect.

     IN WITNESS WHEREOF, the parties have executed this First Amendment on the date hereof.

PREMIERE GLOBAL SERVICES, INC.		EMPLOYEE

By:	/s/ Boland T. Jones	/s/ David M. Guthrie
Boland T. Jones		David M. Guthrie
Chief Executive Officer